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                                                                    EXHIBIT 12.1

                                   JSCE, INC.
         CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                         1997    1996    1995    1994    1993
                                                                         ----    ----    ----    ----    -----
                                                                             (DOLLAR AMOUNTS IN MILLIONS)

Income (loss) before income taxes, extraordinary item and cumulative
  effect of accounting changes........................................   $ 12    $194    $403    $ 28    $(258)
Add (deduct):
     Minority interest share of income (loss).........................                      2      (1)      (3)
     Interest expense(a)..............................................    190     194     234     269      254
     Interest component of rental expense.............................     15      13      12      11       12
                                                                         ----    ----    ----    ----    -----
Earnings available for fixed charges..................................   $217    $401    $651    $307    $   5
                                                                         ----    ----    ----    ----    -----
                                                                         ----    ----    ----    ----    -----
Fixed charges:
     Interest expense(a)..............................................   $190    $194    $234    $269    $ 254
     Capitalized interest.............................................      5       3       4       4        3
     Interest component of rental expense.............................     15      13      12      11       12
                                                                         ----    ----    ----    ----    -----
          Total fixed charges.........................................   $210    $210    $250    $284    $ 269
                                                                         ----    ----    ----    ----    -----
                                                                         ----    ----    ----    ----    -----
Ratio of earnings to fixed charges....................................   1.03    1.91    2.60    1.08     (b)
                                                                         ----    ----    ----    ----    -----
                                                                         ----    ----    ----    ----    -----


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 (a) For the years ended December 31, 1997, 1996, 1995, 1994 and 1993, interest expense includes amortization of deferred debt issuance costs of $11 million, $13 million, $14 million, $10 million and $8 million, respectively.



 (b) For the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $264 million.




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